Exhibit 99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 333-13593 and 811-7853, respectively) of our report dated January 21, 2000 on our audit of the financial statements and financial highlights of Kalmar Pooled Investment Trust which report is included in the Annual Report to Shareholders for the year ended December 31, 1999 and for the respective periods then ended. We also consent to the reference of our firm under the headings "Financial Highlights" in the Prospectus and "Independent Public Accountant" and "Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

April 26, 2000
2400 Eleven Penn Center
Philadelphia, Pennsylvania